EXHIBIT 32

SECTION 1350 CERTIFICATION

Each of the undersigned hereby certifies in his or her capacity as an officer of MainStreet Financial Corporation (the “Company”) that the Quarterly Report of the Company on Form 10-Q for the period ended June 30, 2008, fully complies with the requirements of Section 13(a) of the Securities and Exchange Act of 1934, as amended, and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and periods presented in the financial statements included in such report.

Date: August 14, 2008	By:	/s/ David L. Hatfield
David L. Hatfield
President and Chief Executive Officer

Date: August 14, 2008	By:	/s/ James R. Toburen
James R. Toburen
Senior Vice President and Chief Financial Officer